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                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 11 to the registration statement on Form S-6 (Registration No. 333-06071) (the "Registration Statement") of our reports dated February 12, 1999 and February 11, 1998, relating to the financial statements of MONY America Variable Account L -- Corporate Sponsored Variable Universal Life and our report dated February 15, 1999, except for Note 12(b) as to which the date is March 22, 1999, relating to the financial statements of MONY Life Insurance Company of America, which appear in such Prospectus. We also consent to the reference to our Firm under the headings "Independent Accountants" and "Financial Statements" in such Prospectus.

PricewaterhouseCoopers LLP

New York, New York
November 24, 1999